Exhibit 23.6

CONSENT OF CHRISTOPHER S. MCKELLAR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by 1st Pacific Bancorp with the Securities and Exchange Commission in connection with the merger of Landmark National Bank and 1st Pacific Bank of California, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of 1st Pacific Bancorp, effective upon completion of the merger as described in the Registration Statement.

/s/ Christopher S. McKellar
Christopher S. McKellar